EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-268049) on Form S-3ASR and (Nos. 333-262174, 333-183532, 333-126248 and 333-58817) on Form S-8 of our reports dated February 23, 2023, with respect to the consolidated financial statements of Helix Energy Solutions Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas

February 23, 2023